As filed with the Securities and Exchange Commission on October 16, 2023

Registration No. 333-272500

Registration No. 333-257007

Registration No. 333-232002

Registration No. 333-230256

Registration No. 333-225871

Registration No. 333-219387

Registration No. 333-210312

Registration No. 333-202069

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-272500

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257007

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-232002

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230256

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225871

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-219387

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-210312

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-202069

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BELLEROPHON THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-3116175
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 Independence Boulevard, Suite 402 Warren, New Jersey	07059
(Address of Principal Executive Offices)	(Zip Code)

Bellerophon Therapeutics, Inc. 2015 Equity Incentive Plan

Bellerophon Therapeutics, Inc. 2014 Equity Incentive Plan

Inducement Stock Option Award for Fabian Tenenbaum

Assumed Ikaria Holdings, Inc. 2007 Stock Option Plan

Assumed Amended and Restated Ikaria Holdings, Inc. 2010 Long Term Incentive Plan

(Full title of the plans)

Peter Fernandes

Chief Executive Officer

Bellerophon Therapeutics, Inc.

20 Independence Boulevard, Suite 402

Warren, New Jersey 07059

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Jeffrey Schultz, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC

919 Third Avenue

New York, New York 10022

(212) 935-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”), filed by Bellerophon Therapeutics, Inc., a Delaware corporation (the “Company”), removes from registration all shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) registered under the following Registration Statements on Form S-8 filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

●	Registration Statement on Form S-8 (No. 333-272500), filed with the Commission on June 7, 2023, pertaining to the registration of 609,985 shares of Common Stock of the Company, relating to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”).

●	Registration Statement on Form S-8 (No. 333-257007), filed with the Commission on June 11, 2021, pertaining to the registration of 200,000 shares of Common Stock of the Company, relating to the 2015 Plan.

●	Registration Statement on Form S-8 (No. 333-232002), filed with the Commission on June 7, 2019, pertaining to the registration of 500,000 shares of Common Stock of the Company, relating to the 2015 Plan.

●	Registration Statement on Form S-8 (No. 333-230256), filed with the Commission on March 14, 2019, pertaining to the registration of 200,000 shares of Common Stock of the Company, relating to the 2015 Plan.

●	Registration Statement on Form S-8 (No. 333-225871), filed with the Commission on June 25, 2018, pertaining to the registration of 40,613 shares of Common Stock of the Company, relating to the 2015 Plan.

●	Registration Statement on Form S-8 (No. 333-219387), filed with the Commission on July 21, 2017, pertaining to the registration of 477,103 shares of Common Stock of the Company, relating to the 2015 Plan.

●	Registration Statement on Form S-8 (No. 333-210312), filed with the Commission on March 21, 2016, pertaining to the registration of 40,630 shares of Common Stock of the Company, relating to the 2015 Plan and the Inducement Stock Option Award for Fabian Tenenbaum.

●	Registration Statement on Form S-8 (No. 333-333-202069), filed with the Commission on February 13, 2015, pertaining to the registration of 105,761 shares of Common Stock of the Company, relating to the 2015 Equity Incentive Plan, 2014 Equity Incentive Plan, Assumed Ikaria Holdings, Inc. 2007 Stock Option Plan and Assumed Amended and Restated Ikaria Holdings, Inc. 2010 Long Term Incentive Plan.

All of the share numbers set forth above reflect a 1-for-15 reverse stock split effected on February 7, 2020.

As previously disclosed in a Form 8-K filed with the Commission on October 13, 2023, the board of directors of the Company (the “Board”) approved a plan of liquidation and dissolution of the Company (the “Plan of Dissolution”), subject to the approval of the Company’s stockholders. As a result of the proposed dissolution, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby terminates the effectiveness of the Registration Statements and removes and withdraws from registration all securities of the Company registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Warren, State of New Jersey, on this 16th day of October, 2023.

BELLEROPHON THERAPEUTICS, INC.

By:	/s/ Peter Fernandes
Name: Peter Fernandes
Title: Chief Executive Officer(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed by the following person in the capacity and on the date indicated.

Signatures	Capacity	Date
/s/ Naseem Amin Naseem Amin	Director	October 16, 2023
/s/ Mary Ann Cloyd Mary Ann Cloyd	Director	October 16, 2023
/s/ Scott P. Bruder Scott P. Bruder	Director	October 16, 2023